Exhibit 99.1

PetroLogistics LP Announces $365 Million Private Placement of Senior Notes Due 2020

Houston, Texas, March 15, 2013 /PRNewswire — PetroLogistics LP (NYSE: PDH) (the “Partnership”) announced that it and its wholly-owned subsidiary, PetroLogistics Finance Corp. (the “Issuers”), intend to commence a private offering to eligible purchasers of $365 million aggregate principal amount of senior unsecured notes due 2020 (the “Notes”), subject to market conditions.

The Notes are expected to be fully and unconditionally guaranteed by PL Propylene LLC, the Partnership’s wholly owned subsidiary, and will be jointly and severally guaranteed by certain of the Partnership’s future subsidiaries.

The Issuers intend to use a portion of the net proceeds from the offering to repay the borrowings outstanding under PL Propylene LLC’s term loan facility and to pay transaction and early repayment costs related thereto.  In addition, the Issuers intend to use a portion of the net proceeds from the offering to pay a portion of the transaction costs associated with the amendment and restatement of PL Propylene LLC’s credit agreement, which is expected to occur contemporaneous with, and subject to, the closing of the offering of the Notes.

The Notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been, and will not be, registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the rules promulgated thereunder.

The offering of the notes is subject to market and other conditions and there can be no assurance that the offering will be consummated on the terms described above or at all.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About PetroLogistics LP

PetroLogistics LP is a limited partnership, which owns and operates the only U.S. propane dehydrogenation facility producing propylene from propane. The Partnership’s headquarters and operations are located in Houston, Texas.

Forward-Looking Statements

Certain statements and information in this release may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 8, 2013 and Current Reports on Form 8-K.

Investor Relations

Phone: 855-840-7140

E-mail: investor@petrologistics.com

Address: Investor Relations

600 Travis STE 3250

Houston, TX 77002